EXHIBIT 21.1
FARO TECHNOLOGIES, INC. LIST OF SUBSIDIARIES

Antares LDA	Portugal
Cam2 SRL	Italy
Faro Business Technologies India Pvt. Ltd.	India
Faro Cayman LP	Cayman Islands
Faro Cayman Ltd	Cayman Islands
Faro Delaware Inc	Delaware, USA
Faro Deutschland Holding GmbH	Germany
Faro Europe KG	Germany
Faro FHN Netherlands BV	Netherlands
Faro Japan KK	Japan
Faro Shanghai Co. Ltd	China
Faro Singapore PTE Ltd	Singapore
Faro Spain SL	Spain
Faro Swiss Holding GmbH	Switzerland
Faro Swiss Manufacturing GmbH	Switzerland
Faro Verwaltungs GmbH	Germany
Faro Worldwide Inc	Florida, USA